(AASTROM BIOSCIENCES INC) P.O. Box 376 - Ann Arbor, Michigan 48106 -
Ph: 734-930-5555 - Fax: 734-665-0485
Located at: Domino's Farms, Lobby L                                 EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:   Kris M. Maly or Becky Anderson                  Kevin McGrath
            Investor Relations Department                   Cameron Associates
            Aastrom Biosciences, Inc.                       (212) 245-4577
            (734) 930-5777

              AASTROM BIOSCIENCES, INC. REPORTS SECOND QUARTER
                       FISCAL YEAR 2005 FINANCIAL RESULTS

ANN ARBOR, MICHIGAN, FEBRUARY 4, 2005 -- Aastrom Biosciences, Inc. (NasdaqSC:
ASTM) today reported financial results for the second fiscal quarter ended December 31, 2004. The Company also reported several achievements during the last quarter, both clinically and operationally. For the quarter ended December 31, 2004, these achievements included:

-     Clinical update:

      o Completion of patient treatments for first phase of clinical trial at Barcelona, Spain, for use of Aastrom's Tissue Repair Cells (TRCs) in the regenerative repair of severe long bone non-union fractures

      o Signed a clinical trial agreement with the Heart and Diabetes Center North Rhine-Westphalia, located in Bad Oeynhausen, Germany. The clinical trial will evaluate the safety and effect of Aastrom's TRCs in the regeneration of peripheral vascular tissue to treat lower limb ischemia in diabetic patients

      o Aastrom and the Institut de Terapia Regenerativa Tissular announced the initiation of patient enrollment in a pilot clinical trial with Instituto de Cirugia Maxilofacial e Implantologia in Barcelona, Spain to determine the safety and effect of Aastrom's proprietary TRCs in maxillary sinus lift bone graft procedures necessary for dental implants

- New management appointment - Aastrom appointed Gunter Rosskamp, Ph.D. as Managing Director of its wholly owned German subsidiary, which supports opportunities for the Company's research and development collaborations in the EU, and the identification of commercial markets for Aastrom's products and business

"Having completed the first half of our fiscal year, we are very encouraged with the progress we are making clinically and operationally," said R. Douglas Armstrong, Ph.D., Chief Executive Officer and Chairman of Aastrom. "One of the best ways we can continue to build value for our shareholders is to be engaged in clinical trials to determine the therapeutic effectiveness of our adult stem cell technology. The early, important results seen in our Barcelona bone fracture trial, along with the initiation of expanded clinical studies, are bringing new interest and support to the Company, validating our business strategy."

Dr. Armstrong continued, "Our shareholders should look for continued clinical progress in the coming months, supported by disclosure of the results we will be obtaining. We will expand our clinical programs, capitalizing on our leadership in this industry which is based in part on our current clinical activity utilizing our bone marrow-derived adult stem cells."

FISCAL YEAR 2005 SECOND QUARTER ENDED DECEMBER 31, 2004 RESULTS

Total revenues for the quarter ended December 31, 2004, consisting of product sales and rentals in export markets and U.S. government agency grants, were $374,000 compared to $376,000 for the


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                                               Aastrom- 2nd Q FY2005 Fin Results
                                                                February 4, 2005
                                                                          Page 2


same period in fiscal year 2004. Total revenues for the six months ended December 31, 2004 were $561,000 compared to $676,000 for the same period in fiscal year 2004.

Net loss for the quarter ended December 31, 2004 was $2.5 million, or $.03 per share, compared to a net loss of $2.4 million, or $.03 per share for the same period in fiscal year 2004. Net loss for the six months ended December 31, 2004, was $5.1 million, or $.06 per share, compared to $5.2 million, or $.07 per share for the same period in fiscal year 2004.

At December 31, 2004, the Company had $22.6 million in cash, cash equivalents and short-term investments as compared to $16.9 million in cash and cash equivalents at June 30, 2004. The cash balance at December 31, 2004 does not include the sale of 4.8 million shares of common stock for gross proceeds of $12 million to Fusion Capital Fund II, LLC, on January 10, 2005, pursuant to the common stock purchase agreement dated October 30, 2002, or the exercise of previously issued warrants to purchase 1.8 million shares of common stock for gross proceeds of $2.9 million to date.

Total costs and expenses for the quarter ended December 31, 2004 were $2.9 million compared to $2.8 million for the same period in fiscal year 2004. Total costs and expenses for the six months ended December 31, 2004 decreased to $5.8 million, compared to $6.0 million for the same period in fiscal year 2004.

Research and development expenses for the quarter ended December 31, 2004 increased slightly to $1.6 million, from $1.5 million for the same period in fiscal year 2004. Research and development expenses for the six months ended December 31, 2004 increased to $3.2 million, compared to $2.8 million for the same period in fiscal year 2004. This increase reflects our continued research and product development activities in the area of tissue regeneration, including our ongoing and planned TRC clinical trials in the United States and the EU.

Selling, general and administrative expenses decreased slightly to $1.3 million for the quarter ended December 31, 2004, compared to $1.4 million for the same period in fiscal year 2004. Selling, general and administrative expenses decreased to $2.6 million for the six months ended December 31, 2004, from $2.9 million for the same period in fiscal year 2004. This decrease is primarily the result of a $372,000 non-cash charge related to an employee performance-based stock option that vested and a $53,000 non cash charge related to certain warrants issued for public and investor relations services that were recorded in the first quarter of fiscal year 2004.

"Our objective is to maintain a strong financial position as we proceed with our current clinical trials, and advance new programs to the clinic," said Alan M. Wright, Senior Vice President Administrative and Financial Operations and Chief Financial Officer of Aastrom. "Our cash balance at the end of the second quarter, combined with proceeds from the subsequent sales of common stock in 2005, comfortably supports the Company's operations through at least June 2006."

AASTROM CONFERENCE CALL INFORMATION

R. Douglas Armstrong, Ph.D., Chief Executive Officer and Chairman, Alan M. Wright, Senior Vice President Administrative & Financial Operations and Chief Financial Officer and James A. Cour, President and Chief Operating Officer of Aastrom Biosciences, Inc., will review and discuss the second quarter fiscal year 2005 financial results and the Company's recent progress and future goals today, February 4, 2005, at 11:00 a.m. (EST) when they will host a conference call. Interested parties should call (785) 832-0201, or toll-free (877) 707-9628, fifteen minutes before the start of the call to register and identify themselves as registrants of the 'Aastrom Conference Call'. The call will be simulcast on the web at http://phx.corporate-ir.net/playerlink.zhtml?c=85924&s=wm&e=1009961, and archived for replay at the same site for 90 days.


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                                               Aastrom- 2nd Q FY2005 Fin Results
                                                                February 4, 2005
                                                                          Page 3

ABOUT AASTROM BIOSCIENCES, INC.

Aastrom Biosciences, Inc. (NasdaqSC: ASTM) is developing treatments for the repair of damaged human tissues and other medical disorders, or the generation of normal human tissues, utilizing the Company's proprietary adult stem cell-based products. Aastrom's strategic position in the tissue regeneration and cell therapy sectors is enabled by its proprietary Tissue Repair Cells (TRCs), a mix of bone marrow stem and progenitor cells, and the AastromReplicell(R) System, an industry-unique automated cell production platform used to produce cells for clinical use. Together TRCs and the AastromReplicell System provide a foundation that the Company is leveraging to produce multiple Prescription Cell Products (PCPs), several of which are now in the clinical stage in the U.S. and EU. TRCs are the core component of the PCPs Aastrom is developing for bone grafting, peripheral vascular disease, jaw bone reconstruction and spine fusion markets. The Company has also developed the AastromReplicell System for dendritic cell production for researchers and institutions developing vaccines to treat cancer and infectious diseases, under its Cell Production Products line.

For more information, visit Aastrom's website at www.aastrom.com.

This document contains forward-looking statements, including without limitation, statements concerning clinical trial plans and expectations, intended product development and commercialization objectives, the expected adequacy of capital resources to support planned activities, expected milestones, plans for the current fiscal year and potential product applications, which involve certain risks and uncertainties. The forward-looking statements are also identified through use of the words "expect," "intend," "planned," "can," "should," and other words of similar meaning. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, the availability of resources and the allocation of resources among different potential uses. THESE AND OTHER SIGNIFICANT FACTORS ARE DISCUSSED IN GREATER DETAIL IN AASTROM'S ANNUAL REPORT ON FORM 10-K AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                          -- Financial Table Follows --

                           AASTROM BIOSCIENCES, INC.
                                  (Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:


                                                            Quarter ended December 31,            Six months ended December 31,
                                                            ------------------------               --------------------------
                                                             2003               2004              2003              2004
                                                             ----               ----              ----              ----
REVENUES:
     Product sales and rentals                          $     10,000      $    212,000       $     35,000       $    227,000
     Grants and other                                        366,000           162,000            641,000            334,000
                                                        ------------      ------------       ------------       ------------
         Total revenues                                      376,000           374,000            676,000            561,000
                                                        ------------      ------------       ------------       ------------
COSTS AND EXPENSES:
     Cost of product sales and rentals                         5,000            39,000             17,000             54,000
     Cost of product sales and rentals - provision
         for obsolete and excess inventory                        --                --            253,000                 --
     Research and development                              1,455,000         1,596,000          2,811,000          3,163,000
     Selling, general and administrative                   1,356,000         1,289,000          2,921,000          2,603,000
                                                        ------------      ------------       ------------       ------------
         Total costs and expenses                          2,816,000         2,924,000          6,002,000          5,820,000
                                                        ------------      ------------       ------------       ------------
OTHER INCOME                                                  37,000            97,000             85,000            157,000
                                                        ------------      ------------       ------------       ------------
NET LOSS                                                $ (2,403,000)     $ (2,453,000)      $ (5,241,000)      $ (5,102,000)
                                                        ============      ============       ============       ============
NET LOSS PER COMMON SHARE
     (Basic and Diluted)                                    $(.03)        $       (.03)      $       (.07)      $       (.06)
                                                        ============      ============       ============       ============
Weighted average number of common shares
 outstanding                                              71,294,000        89,485,000         70,978,000         86,112,000
                                                        ============      ============       ============       ============


CONSOLIDATED BALANCE SHEET DATA:

                                                           June 30,      December 31,
                                                             2004           2004
                                                             ----           ----
ASSETS
     Cash and investments                                $16,926,000      $22,588,000
     Other current assets                                    906,000        1,485,000
     Property, net                                           334,000          466,000
                                                         -----------      -----------
         Total assets                                    $18,166,000      $24,539,000
                                                         ===========      ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
     Current liabilities                                 $   558,000      $   690,000
     Shareholders' equity                                 17,608,000       23,849,000
                                                         -----------      -----------
         Total liabilities and shareholders' equity      $18,166,000      $24,539,000
                                                         ===========      ===========


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